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                                (JP MORGAN LOGO)


April 28, 2003

Ascential Software Corporation
50 Washington Street
Westborough, MA 01581

Ladies and Gentlemen:

Mercator Software, Inc. (the "Company") has engaged J.P. Morgan Securities Inc. ("JPMorgan") to advise the Company with respect to one or more possible transactions with you concerning your possible purchase of all or a portion of the stock, assets or business of the Company, or any related transactions as may be mutually agreed between you and the Company (each, a "Transaction"). In connection with your consideration of a Transaction with the Company, you and the Company are prepared to furnish one another with certain confidential and proprietary information concerning the business and properties of you and the Company, upon the terms and conditions contained in this agreement (this "Agreement"). All such information is herein collectively referred to as the "Evaluation Material."

For purposes hereof, the party disclosing Evaluation Material shall be deemed the Disclosing Party and the recipient of such Evaluation Material shall be deemed the Recipient of same. To maintain the confidentiality of the Evaluation Material, the Recipient and each individual or entity with access to the Evaluation Material agree: (a) not to use any Evaluation Material or notes, summaries, or other material derived therefrom (collectively, "Notes") except to determine whether the Recipient wishes to propose to enter into a Transaction and the terms thereof; (b) not to disclose any Evaluation Material or Notes other than to those of Recipient's officers, directors, employees, advisors and representatives (collectively, "Representatives") with a need to know the information contained therein solely in connection with Recipient determining whether Recipient wishes to propose to enter into a Transaction and the terms thereof; provided, that such Representatives shall have agreed to be bound by the terms of this Agreement; provided, further, that each Recipient agrees to be responsible for any breach of this Agreement by any of each of their Representatives; and (c) not to disclose that the Evaluation Material has been made available, that the Recipient or its Representatives have inspected any Evaluation Material, or that you and the Company may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto.

The Company (directly or through JPMorgan) may elect at any time to terminate further access by you to Evaluation Material. Each of the Recipients agree that upon any such termination, to promptly return to the Disclosing Party or, in the case of the Company, to JP Morgan, all Evaluation Material except Notes, cause all Notes to be destroyed, and confirm in writing to the Disclosing Party that all such material has been returned or destroyed in compliance with this Agreement. No such termination will affect Recipient's obligations hereunder or those of a Recipient's Representatives, all of which obligations shall continue in effect for the term of this Agreement.


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This Agreement shall be inoperative as to any information included in the
Evaluation Material that (i) becomes generally available to the public other than as a result of a disclosure by a Recipient or its Representatives in violation of this Agreement, (ii) was already known by a Recipient on a non-confidential basis prior to its disclosure to Recipient by the Disclosing Party or its representatives, or (iii) becomes available to Recipient on a non-confidential basis from a source (other than the the Disclosing Party or its representatives) that is not subject to any prohibition against making such disclosure.

If a Recipient or its Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material or Notes, it is agreed that the Recipient will provide the Disclosing Party with prompt written notice of such request(s) so that the Disclosing Party may seek an appropriate protective order and/or waive Recipient's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Recipient or its Representatives are, in the opinion of Recipient or Recipient's Representatives' counsel, as the case may be, compelled to disclose Evaluation Material or Notes under pain of liability for contempt or other censure or penalty, Recipient may disclose only that portion of such information as is legally required without liability hereunder; provided, that Recipient agrees to exercise Recipient's best efforts to obtain assurance that confidential treatment will be accorded such information.

The parties acknowledge that, in their examination of the Evaluation Material, they will have access to material non-public information concerning one another. The parties agree that, for a period of one year following the date hereof, each of them will not (and each will ensure that their respective affiliates (and any person acting on behalf of or in concert with each party hereto or any affiliate) will not), without the prior written approval of the Board of Directors of the the other party, purchase or otherwise acquire (or enter into any agreement or make any proposal to purchase or otherwise acquire) any securities of the either party hereto, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities.

For a period of one year following the date hereof, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company or any of its subsidiaries regarding the business, operations or prospects of the Company, except with the express prior written consent of JPMorgan, except as otherwise directed by an authorized officer of the Company. It is understood that JPMorgan will arrange for appropriate contacts for due diligence purposes unless the Company otherwise instructs you in writing. Unless otherwise agreed to by JPMorgan, or by the Company in writing, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings in connection with any possible Transaction, and (iv) discussions or questions regarding procedures in connection with any possible Transaction, will be submitted or directed exclusively to JPMorgan.

For a period of two years following the date hereof, you will not, directly or indirectly, solicit for employment or hire any officer, director or Vice President and above level employee, of the Company or any of its subsidiaries or divisions with whom you have had contact or who became known to you in connection with your consideration of a Transaction, except that you shall not be precluded from hiring any such person who has been terminated by the Company or its subsidiaries prior to commencement of solicitation and/or employment discussions between you and such officer, director or employee. Notwithstanding the foregoing, it shall not be a violation
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                                      -3-


of this Agreement if, after generally advertising the availability of a position or positions and as a direct result thereof and without otherwise violating this Agreement, you retain the services of any such person.

For a period of six months following the date hereof, you, your subsidiaries and affiliates will not solicit to do business with any current (within the previous 12 months) customer of the Company or any of its subsidiaries with respect to which you or any of your Representatives have received Evaluation Material consisting of more than the identity of such customer, except for any such customer with which you can reasonably demonstrate you (i) are currently doing business of a similar like or kind, or (ii) are not currently doing business but for which you have an existing, identifiable sales lead, or (iii) in connection with a business opportunity which you become aware of in some way unrelated to your receipt of the information set forth in the Evaluation Materials delivered to you by the Company. Notwithstanding the foregoing, an existing customer or a bona fide referral or other bona fide sales lead which originates with/from a reseller, systems integrator or similar marketing partner (each a "Marketing Partner") shall be deemed to be covered by the exceptions set forth in (i), (ii) and (iii) above; provided that, in each case, information contained in the Evaluation Material is not used, referred to or disclosed in connection with the identification, contact, solicitation and/or sale to such customer.

You understand and agree that none of the Company, JPMorgan, or their respective affiliates or representatives make any representations or warranties, express or implied, with respect to any of the Evaluation Material. You also agree that none of the Company, JPMorgan, or their respective affiliates or representatives shall assume any responsibility or have any liability to you or your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives.

You agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a final definitive agreement relating thereto (a "Transaction Agreement"), and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until you and the Company shall have executed and delivered a Transaction Agreement. You also agree that unless and until you and the Company shall have executed and delivered a Transaction Agreement, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement, except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time. You further understand that the Company shall be free to establish and change any process or procedure with respect to a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other interested party and entering into a final definitive agreement relating to a Transaction with any other party without prior notice to you or any other person).

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other remedies available at law or in equity to the Company.
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The Company is expressly made a party to this Agreement. This Agreement shall not become effective until executed by you, JPMorgan and the Company. This Agreement may be executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement shall terminate two years from the date hereof and be governed by New York law.

Very truly yours,

J.P. MORGAN SECURITIES INC.,
  as agent for Mercator Software, Inc.


By: /s/ Brian Pope
    -------------------------
      Name: Brian Pope
      Title: Associate


Accepted and agreed to as of the
date first above written:

Ascential Software Corporation

By: /s/ Jonathan Curtis
    -------------------------
      Name: Jonathan Curtis
      Title: Vice President
              on behalf of Ascential Software


Acknowledged and agreed to as of the
date first above written:

Mercator Software, Inc.


By: /s/ David L. Goret
    -------------------------
      Name: David L. Goret
      Title: SVP, General Counsel




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July 17, 2003

PERSONAL & CONFIDENTIAL

David Goret, Esquire
Senior Vice President, General Counsel
Mercator Software, Inc.
45 Danbury Road
Wilton, CT 06897

Dear David,

Reference is made to the confidentiality agreement dated April 28, 2003, as supplemented by letter dated July 16, 2003, by and among Ascential Software Corporation, Mercator Software, Inc. ("Mercator") and J.P. Morgan Securities, Inc. (the "Confidentiality Agreement"). I hereby further confirm on behalf of Ascential Software Corporation ("Ascential") that the limitations and restrictions set forth in paragraph 8 of the Confidentiality Agreement shall apply with respect to any employee of Mercator with whom we come into contact in connection with the due diligence and evaluation of the Transaction. We look forward to receiving the requested information as quickly as possible.

Best regards,

ASCENTIAL SOFTWARE CORPORATION


/s/ Robert C. McBride

Robert C. McBride, as
Chief Financial Officer

CC:   J.P. Morgan Securities, Inc.
      Bear Stearns